Exhibit 10.12

February 20, 2015

Mr. Jorge Perez

Dear Jorge:

I am pleased to extend an offer of employment to you as Executive Vice President at Professional Diversity Network beginning March 2, 2015 or on a mutually agreeable date on the terms described in this letter.

Your base salary compensation will be compensated be $235,000 per year, paid in a bi-monthly amount of $9,791.67.  You will also earn an annual bonus equal to 10% of the net profit of the Recruitment Division of Professional Diversity Network, Inc.

PDN will provide you with a comprehensive benefit package including health, dental, vision and life insurance plans, beginning the first of the month following the first full calendar month after your date of hire. You will also be eligible to participate in our Paid Time Off (PTO) leave program as well as our Equity Compensation Plan.

You will be required to provide proof of identity and of your authorization to work in the United States as of your start date. This letter does not constitute an employment contract. By accepting this offer, you understand and agree that you will be an employee at will.

Jorge, we are looking forward to you joining our team and sharing in the excitement that our online network brings to diverse professionals. I trust that you will find this offer fair and equitable, however, if you should have any questions regarding the terms described above please do not hesitate to contact me. You may indicate your acceptance by signing below and returning one of the duplicate originals of this letter to me.

Sincerely,

David Mecklenburger
Chief Financial Officer

Accepted:

"I hereby accept the terms & conditions of employment outlined above. Further, this letter constitutes the sole expression of my agreement with Professional Diversity Network and it supersedes all other agreements or negotiations. Being full, complete, and exclusive, this agreement is not subject to change or modification of any kind, except if in writing and signed by myself and the President and Chief Executive Officer of Professional Diversity Network, Inc. or his duly appointed designee."

/s/ Jorge Perez	3/1/2015
Jorge Perez	Date
cc: Personnel File